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                                                                       EXHIBIT 5



                                                                  E-Mail:
Robert S. Kant                                                KantR@GTLaw.com
(602) 263-2606                  January 25, 2001           File No. 38275.011000



Intelispan, Inc.
1720 Windward Concourse
Alpharetta, Georgia 30005

                RE:  REGISTRATION STATEMENT ON FORM SB-2

Ladies & Gentlemen:

                  We have acted as legal counsel to Intelispan, Inc. (the "Company"), in connection with the preparation of the Company's Registration Statement on Form SB-2 (the "Registration Statement"), to be filed with the Securities and Exchange Commission (the "Commission") on or about January 30, 2001, under the Securities Act of 1933, as amended, covering an aggregate of 88,789,128 shares of the Company's common stock, par value $.0001 per share, that may be sold from time to time by certain of the Company's shareholders (the "Selling Shareholders") (all such shares of common stock collectively called the "Shares").

                  With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, of the Registration Statement and such other corporate records of the Company, agreements and other instruments, and certificates of public officials and officers of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed. As to various questions of fact material to such opinions, we have, where relevant facts were not independently established, relied upon statements of officers of the Company.

                  Subject to the assumption that (i) the documents and signatures examined by us are genuine and authentic and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to such further limitations and qualifications set forth below, it is our opinion that the Shares will be validly issued, fully paid, and non-assessable when (a) the Registration Statement as then amended shall have been declared effective by the Commission and (b) the Shares have been sold by the Selling Shareholders as described in the Registration Statement.

                  For purposes of our opinion, we have assumed (i) the payment by the Selling Shareholders (or the prior holders thereof) of the full and sufficient consideration due from them to the Company for such Shares and (ii) that the Shares have been duly issued, executed, and authenticated by the Company.
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Intelispan, Inc.
January 25, 2001
Page 2




                  Our opinion is based solely upon existing laws, rules, and regulations and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

                  We hereby expressly consent to any reference to our firm in the Registration Statement, the inclusion of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion with any other appropriate governmental agency.

                                           Sincerely,

                                           /s/ Robert S. Kant

                                           Robert S. Kant
                                           For the Firm

RSK:ge